Exhibit 99.1
News Release

Contact:	Richard Edwards
Polaris Industries Inc.
763-513-3477
Polaris Announces Increase in Share Repurchase Authorization;
Enters into Accelerated Share Repurchase Agreement
•	Board of Directors approves 7.0 million share increase in share repurchase authorization

•	Polaris enters into an accelerated share repurchase agreement with Goldman, Sachs & Co. to immediately repurchase an aggregate of up to $200 million of its common stock

•	Polaris enters into new credit facility
MINNEAPOLIS (December 5, 2006) — Polaris Industries Inc. (NYSE/Arca: PII) announced today that its Board of Directors has increased the Company’s common stock share repurchase authorization by 7.0 million shares. The additional share repurchase authorization announced today, together with the approximately 1.3 million shares remaining available for repurchase under the prior authorization, represents approximately 21 percent of the shares of Polaris common stock currently outstanding. The Company also announced that it entered into an accelerated share repurchase agreement with Goldman, Sachs & Co. (“Goldman”) to repurchase up to a maximum of $200 million of its common stock. The number of shares to be repurchased will be subject to market conditions and is expected to be determined on or before December 8, 2006.
Under the terms of the accelerated share repurchase agreement, Goldman will deliver the full number of shares to be repurchased on or before December 8, 2006. Goldman will borrow the number of shares to be delivered and is expected to purchase sufficient shares in the open market to return to lenders over a period of time no longer than nine months. The accelerated share repurchase program is subject to a future purchase price adjustment at completion of the program when Polaris may receive, or be required to pay, a price adjustment based on an adjusted weighted average price as defined in the agreement with Goldman. Polaris may elect to settle the price adjustment in shares or in cash. Upon completion of the accelerated share repurchase program, Polaris intends to repurchase the balance of the 7.0 million share authorization from time to time in open market or privately negotiated transactions in accordance with applicable federal securities laws. All of the repurchased shares will be retired.
Additionally, Polaris announced that it has entered into a new credit agreement effective December 4, 2006. The $450 million unsecured variable interest rate agreement is comprised of a $250 million revolving loan facility and a $200 million term loan. The $200 million term loan will be drawn immediately to fund the accelerated share repurchase transaction. The new five year credit agreement expires on December 2, 2011, and replaces the Company’s previous $250 million revolving credit agreement.

Tom Tiller, Polaris’ CEO, commented, “Repurchasing our stock has been an ongoing strategy in our commitment of maximizing our shareholders’ investment. Since 1996, we have repurchased approximately 25.7 million shares of Polaris’ common stock under our share repurchase program at an average price of approximately $28 per share. We remain confident in the future growth prospects for Polaris and believe that purchasing Polaris stock at current market prices continues to be an excellent use of the Company’s capital. The terms of this accelerated share repurchase program and revised credit agreement are an economically attractive method of deploying our strong cash flow and balance sheet while at the same time enhancing shareholder value and maintaining the flexibility to continue to adequately invest in our current businesses.”
Tiller added, “The share repurchase program will improve the efficiency of Polaris’ capital structure, lower the cost of capital and increase earnings per share. While we expect this transaction will have minimal impact on the Company’s fourth quarter and full year 2006 earnings per share, it is expected to have a positive incremental benefit on earnings per share from continuing operations for the full year 2007 in the range of $0.07 to $0.14 per share. The actual number of shares to be purchased under the accelerated share repurchase agreement is expected to be determined by the end of this week at which time the anticipated incremental benefit to full year 2007 earnings per share, net of the additional interest expense on the new $200 million term loan used to purchase the shares, will be more accurately projected.”
About Polaris
Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.
With annual 2005 sales of $1.9 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER™ for recreational and utility use.
Polaris is a recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.
Polaris Industries Inc. trades on the New York Stock Exchange and the NYSE Arca under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.
Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2006 and 2007 sales, shipments, net income, earnings per share and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the market price of the Company’s common stock, the ability of Goldman to borrow shares of the Company’s common stock, product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

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